        Exhibit 97
PNM RESOURCES, INC.
CLAWBACK POLICY
The Board of Directors of PNM Resources, Inc. (the “Board”) has determined that it is in the best interests of PNM Resources, Inc. (the “Company”) and its shareholders to adopt a Clawback Policy (the “Policy”). In addition to any amounts that are to be recovered on behalf of the Company by the Securities and Exchange Commission pursuant to Section 304 of the Sarbanes-Oxley Act, this Policy enables the Company to recover the amount of Incentive Compensation paid to certain Covered Individuals in the instances described below. This Policy is effective as of December 1, 2023 (the “Effective Date”) and shall supersede and replace any prior similar clawback or recoupment policies adopted by the Company.
1.    Administration. The Board or its designee shall have sole and express authority to interpret and administer this Policy. All determinations made by the Board, or its designee, in the good faith exercise of its discretion, shall be final and binding on all affected Covered Individuals (as defined below). This Policy is intended to comply with Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”), the rules of the Securities and Exchange Commission (“SEC”), and Section 303A.14 of the NYSE Listed Company Manual (the “NYSE Clawback Rules”) and this Policy shall be interpreted, to the greatest extent possible, consistent with such intent. To the extent that any provision of this Policy is inconsistent with applicable law or the attendant regulations, in each case as then in effect, the Board, or its designee, shall administer this Policy to comply with the law or regulations then in effect.
2.    Covered Individual. A “Covered Individual” means and includes:
(a)    any individual who is currently or was formerly considered by the Company to be a Section 16 officer of the Company within the meaning of Section 16 of the Securities Exchange Act of 1934 and Rule 16a-1 promulgated thereunder; and
(b)    any other current or former officer of the Company who receives any Incentive Compensation.
An individual shall be considered a Covered Individual without regard to whether the individual was an employee of the Company at the time of the act or event that triggered this Policy.
3.    Incentive Compensation. “Incentive Compensation” includes, but is not limited to, annual bonuses and other short-term and long-term cash incentives, stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units or any other equity-based compensation, provided, that in each case such compensation is granted, earned or vested based wholly or in part on the attainment of a Financial Reporting Measure (as defined below). Incentive Compensation also shall include any other plan, program or agreement that expressly incorporates or references the provisions of this Policy. For the avoidance of doubt, Incentive Compensation only includes amounts received after an individual becomes a Covered Individual.

“Financial Reporting Measures” are measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are also financial reporting measures. A financial reporting measure need not be presented within the financial statements or included in a filing with the SEC.
For purposes of this Policy, Incentive Compensation will be deemed to be “paid” or “received” by a Covered Individual when the underlying Company securities, or cash in lieu thereof, is delivered to the Covered Individual.
4.    Right to Recover Incentive Compensation.
(a)    The Company is required to recover Incentive Compensation from a Covered Individual if the Company is required to prepare an accounting restatement of its financial statements due to material noncompliance of the Company with any financial reporting requirements under the securities laws. This includes any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. For this purpose, the date that the Company is required to prepare an accounting restatement is the first to occur of: (i) the date the Company’s Board, or committee of the Board, concludes, or reasonably should have concluded, that the Company is required to prepare an accounting restatement (or if Board action is not required, the date the Company’s officers conclude, or reasonably should have concluded, the Company is required to prepare an accounting restatement); or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare an accounting restatement.
(b)    The Company also shall be permitted to recover Incentive Compensation if the Covered Individual engaged in Improper Conduct. For purposes of this Policy, “Improper Conduct” means any one or more of the following:
(i)    The conviction of or plea of nolo contendere to any crime involving the intentional theft or embezzlement from the Company, any affiliate, or any entity that provides goods or services to, receives goods or services from, or otherwise deals with the Company or any affiliate;
(ii)    An act or omission involving fraud, dishonesty, misappropriation, violence or willful misconduct in connection with the Covered Individual’s responsibilities in the service of the Company; or
(iii)    Manipulation or attempted manipulation of any performance metric for personal gain at the expense of customers, shareholders, employees or the Company or its affiliates.
5.    Amount of Recovery. The amount of Incentive Compensation that is to be recovered pursuant to this Policy shall be determined by reference to the following:
(a)    With respect to an occurrence satisfying the requirements set out in Section 4(a) of this Policy, the amount subject to recovery (“Erroneously Awarded

Compensation”) is the amount of Incentive Compensation received during the three (3) completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement that exceeds the amount of Incentive Compensation that otherwise would have been received had it been determined based on the restated amounts (and such amount must be calculated without regard to any taxes paid). If the Erroneously Awarded Compensation amount cannot be determined based on a calculation directly from the information in the accounting restatement, then the Erroneously Awarded Compensation amount must be based on a reasonable estimate of the effect of the accounting restatement on the stock price or total shareholder return upon which the Incentive Compensation was received and the Company must document and maintain its determination of that reasonable estimate and provide such documentation to the NYSE.
(b)    With respect to an occurrence satisfying the requirements set out in Section 4(b) of this Policy, the Company may recover the full amount of any Incentive Compensation paid to any Covered Individual that is attributable to, or that relates to, the period during which the Improper Conduct occurred. The Company may recover from a Covered Individual Incentive Compensation pursuant to Section 4(b) of this Policy as well as Incentive Compensation pursuant to Section 4(a) of this Policy for the same or different acts.
6.    Method of Recovery. The Board, or its designee, will determine, in its sole discretion, the method for recovering Incentive Compensation pursuant to the terms of this Policy, provided that such recovery shall occur reasonably promptly. Such recovery may include, without limitation:
(a)    requiring reimbursement of cash Incentive Compensation previously paid;
(b)    seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity-based awards (including, without limitation, requiring the return of common stock);
(c)    offsetting the amount to be recovered against any Incentive Compensation otherwise owed by the Company to the Covered Individual, except to the extent that such an offset violates the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, or applicable regulations;
(d)    cancelling outstanding vested or unvested equity awards; and/or
(e)     taking any other remedial and recovery action permitted by law, as determined by the Board or its designee.
7.    Exception to Full Recovery. Notwithstanding anything herein to the contrary, the Company shall not be required to take the actions contemplated by Section 5(a) above if the Board or its designee determines that recovery would be impracticable and any of the following conditions are met:
(a)    The Board or its designee has determined that the direct expenses paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered. Before making this determination, the Company must make a reasonable attempt to recover the

Erroneously Awarded Compensation, document such attempt(s) and provide such documentation to the NYSE;
(b)    Recovery would violate home country law where that law was adopted prior to November 28, 2022, provided that, before determining that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law, the Company has obtained an opinion of home country counsel, acceptable to the NYSE, that recovery would result in such a violation and a copy of the opinion is provided to NYSE; or
(c)    Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code of 1986, as amended, and regulations thereunder.
8.    No Indemnification. The Company shall not insure or indemnify any Covered Individual against the loss of any Incentive Compensation recovered pursuant to the terms of this Policy or any claims relating to the Company’s enforcement of its rights under this Policy.
9.    Successors. This Policy shall be binding and enforceable against all Covered Individuals and their beneficiaries, heirs, executors, administrators or other legal representatives. The Board intends that this Policy will be applied to the fullest extent required by applicable law.
10.    Other Remedies. This Policy shall not restrict the rights of the Company or of the Board to take any other actions or to pursue any other remedies deemed appropriate under the circumstances and pursuant to applicable law.
11.    Amendment and Termination. The Board may amend this Policy in its sole discretion from time to time and for any reason, including to comply with the requirements of any applicable law, rule, or regulation including the NYSE Clawback Rules. The Board may terminate this Policy at any time. Notwithstanding anything in this Section to the contrary, no amendment or termination of this Policy shall be effective if such amendment or termination would cause the Company to violate any federal securities laws, SEC rule or NYSE rule.
12.    Other Recovery Rights. The Board intends that this Policy will be applied to the fullest extent of the law. The Board may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy, in any plan, program, or agreement and any other legal remedies available to the Company.
13.    Disclosure. The Company will comply with all applicable securities laws, rules and regulations, including SEC and NYSE Clawback Rules disclosure requirements regarding executive compensation. The Company may also, but is not obligated to, provide additional disclosure beyond that required by applicable law when the Company deems it to be appropriate and determines that such disclosure is in the best interests of the Company and its stockholders. This Policy shall be filed as an exhibit to the Company’s Annual Report on Form 10-K.
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